Exhibit 99.1

Intraware, Inc. Earnings Release

INTRAWARE ANNOUNCES PRELIMINARY FIRST QUARTER FISCAL YEAR 2006 FINANCIAL RESULTS

Company Achieves High End of Revenue Guidance

ORINDA, Calif. - June 30, 2005 – Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software delivery and management (ESDM) services, today reported preliminary first quarter fiscal year 2006 financial results.  Online services and technology revenues grew for the third consecutive quarter.

Revenues for the first quarter of fiscal year 2006 were $2.8 million, compared to $2.9 million in total revenues for the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.8 million.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $2.2 million in the fourth quarter of fiscal year 2005 to $2.3 million in the first quarter of fiscal year 2006.  Alliance and reimbursement revenues decreased to $0.5 million in the first quarter of fiscal year 2006 from $0.7 million in the previous quarter.  Intraware’s first fiscal quarter has historically been a softer quarter than the fourth fiscal quarter with respect to Sun ONE and Sun Java System software sales generated by Intraware’s Sales Services team.

Gross profit margins in the first quarter of fiscal year 2006 were 46%, compared to 55% gross profit margins in the immediately preceding quarter and 65% gross margins in the year-earlier quarter.  The decrease in gross profit margins was primarily the result of the composition of revenues including lower margin e-commerce services resold, a higher proportion of time spent on professional services engagements and increased variable expenses.  Gross profit margins related to total Online services and technology revenues were 52% in the first quarter compared to fourth quarter’s total Online services and technology gross profit margins of 58%.  Total gross profit margins related to Alliance and reimbursement revenues decreased from 43% to 20% from the fourth quarter of fiscal year 2005 to the first quarter of fiscal year 2006.  The decrease in Alliance and reimbursement gross profit margins are largely due to the quarter-over-quarter decrease in Sun ONE and Sun Java System software sales, as noted above.

Net loss was $(0.5) million for the first quarter of fiscal year 2006, compared to a net loss of $(0.3) million for the fourth quarter of fiscal year 2005 and a net loss of $(0.1) million in the year-earlier quarter.  First quarter fiscal year 2006 and fourth quarter fiscal year 2005 net loss per share were $(0.01) compared to a net loss per share of $(0.00) in the year-earlier quarter.

Intraware cautions that these results are preliminary, based on the information currently available, and are subject to the closing of its books and completion of its accounting procedures and determination of final accounting adjustments.

Operating Highlights

Since the beginning of the first quarter of fiscal year 2006, Intraware signed an implementation agreement with Ingram Micro, Inc.; renewed, extended, or provided additional technology solutions to four existing SubscribeNet customers including Nominum Inc. and iRise Inc.; and commenced ten professional services engagements with existing users of the SubscribeNet service such as Hyperion Solutions Corporation and Mentor Graphics, Inc.

Intraware’s SubscribeNet customer base currently consists of 46 customers.  The total annual contract value of the SubscribeNet customer base is $7.9 million, which is unchanged from the total annual contract value of the fourth quarter of fiscal year 2005. Increases in first quarter fiscal year 2006 contract value were offset by a decreases in contract value related to the termination or non-

renewal of three SubscribeNet customers: PeopleSoft, Inc., Macrovision, Inc., and Avid Technology, Inc.  Intraware defines total annual contract value as, on any given date, the aggregate annual service fees paid or expected to be paid by Intraware’s customers for services the company has contracted to provide during the then-current annual periods of the customers’ respective contracts with the company.  To be included in total annual contract value, service fees must be either contractually required to be paid, or expected to be paid based on a minimum 12-month history of prior charges and payments that were not required by contractual minimums.  Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Intraware has also entered into an amendment to its Sales Alliance Agreement with Software Spectrum, Inc. extending the term until July 31, 2005, while the companies discuss the potential terms of any longer-term extension or replacement of that agreement.

The first quarter of fiscal year 2006 was an important period for Intraware’s solutions.  The company’s services now form a broad suite that enables software publishers to more effectively manage their relationships with their customers.  Intraware’s electronic software and license delivery, Try Before You Buy and Channel Management solutions help software publishers increase revenues through greater customer satisfaction and intelligence about their customer base, while decreasing their costs by automating customer interactions.  Intraware continued to expand the breadth of its service offerings during the first quarter, deploying new features that enable software publishers to better communicate with prospects and customers, more efficiently manage license distribution, and maintain tighter controls over end user authentication.  Additionally, the company now supports its customers in their compliance goals through Intraware’s Type I SAS 70 certification.

“I am excited about Intraware’s revenue results for the first quarter,” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “We achieved stronger than expected results in our Sales Services team and signed several notable SubscribeNet contracts.  We are beginning to see the benefits of an expanded product offering and I believe those benefits will continue to lead to growth among our existing customers and the addition of new customers.”

Business Outlook

Intraware expects second quarter of fiscal year 2006 revenues to be $2.8 million to $3.0 million.  Net loss per share in the second quarter is expected to be $(0.01).

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss the preliminary first quarter results on June 30, 2005, beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2679 and entering confirmation code 7346869, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on June 30, 2005, and can be accessed by dialing 719-457-0820 and entering confirmation code 7346869.

About Intraware, Inc.

Intraware, Inc. is the provider of electronic software delivery and management services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s solutions power business-to-business technology providers including:  Adobe Systems Incorporated, Business Objects SA, McKesson, Mentor Graphics Corporation, Progress

Software Inc., RSA Security and Sybase Inc.  Intraware is headquartered in Orinda, California and can be reached at 888.797.9773 or http://www.intraware.com.

Forward Looking Statements

This news release contains forward looking statements, including statements about our first quarter financial performance. Even though these statements relate to a completed fiscal period, Intraware cautions that these results are only preliminary, based on the information currently available, and are subject to the closing of its books, completion of its accounting procedures, further analysis of revenues and expenses, receipt of any additional information affecting revenue recognition or expenses, and determination of final accounting adjustments. Accordingly, these statements (which include without limitation statements about total revenues, Online services and technology revenues, Alliance and reimbursement revenues, gross margins, net loss, and net loss per share for the first quarter) are inherently forward looking. In addition, the statements in this news release that the total annual contract value of the SubscribeNet customer base is currently $7.9 million; that Intraware and Sofware Spectrum, Inc. are discussing the potential terms of any longer-term extension or replacement of their Sales Alliance Agreement; that the company is beginning to see the benefits of an expanded product offering; that the company believes those benefits will continue to lead to growth among its existing customers and the addition of new customers; that the company expects second quarter revenues to be $2.8 million to $3.0 million; that net loss per share in the second quarter is expected to be $(0.01); and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include any termination or expiration of the Intraware-Sofware Spectrum Sales Alliance Agreement, or any amendment or replacement of that agreement with terms less favorable to Intraware than the current terms, any of which could have a material, immediate adverse impact on Intraware's results of operations; lower than expected Alliance and reimbursement revenues due to softened demand for Sun Java System and Sun ONE software products; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies. Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission (SEC) on April 22, 2005, and Forms 8-K filed by Intraware with the SEC since the filing of that Form 10-K. Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2005 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended
	May 31, 2005	May 31, 2004

Revenues:
Online services and technology	$2,340	$1,695
Alliance and reimbursement	503	576
Related party online services and technology	3	534
Software product sales	—	42
Total revenues	2,846	2,847
Cost of revenues:
Online services and technology	1,122	567
Alliance and reimbursement	401	391
Software product sales	—	37
Total cost of revenues	1,523	995
Gross profit	1,323	1,852
Operating expenses:
Sales and marketing	682	752
Product development	250	403
General and administrative	959	789
Total operating expenses	1,891	1,944
Loss from operations	(568)	(92)
Interest expense	(19)	(29)
Interest and other income and expenses, net	53	16
Net loss	$(534)	$(105)
Basic and diluted net loss per share	$(0.01)	$(0.00)
Weighted average shares - basic and diluted	60,657	59,617

INTRAWARE, INC.

PRELIMINARY UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	May 31, 2005	February 28, 2005
ASSETS
Current assets:
Cash and cash equivalents	$8,804	$9,463
Accounts receivable, net	1,630	1,765
Costs of deferred revenue	434	404
Other current assets	404	321
Total current assets	11,272	11,953
Cost of deferred revenue, less current portion	39	70
Property and equipment, net	741	863
Other assets, less current portion	100	80
Total assets	$12,152	$12,966
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$651	$823
Accounts payable	593	464
Accrued liabilities	761	967
Deferred revenue	2,417	2,450
Related party deferred revenue	—	2
Total current liabilities	4,422	4,706
Deferred revenue, less current portion	120	164
Notes payable, less current portion	326	342
Total liabilities	4,868	5,212
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized: Series A; 552 at May 31 and February 28, 2005, (aggregate liquidation preference of $1,000 at May 31 and February 28, 2005)	897	897
Total redeemable convertible preferred stock	897	897
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 60,584 and 60,447 shares issued and outstanding at May 31 and February 28, 2005, respectively	6	6
Additional paid-in-capital	163,232	163,168
Accumulated deficit	(156,851)	(156,317)
Total stockholders’ equity	6,387	6,857
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$12,152	$12,966

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com